Exhibit (h)(1)(c)
AMENDMENT NO. 2
TO
TRANSFER AGENCY and SERVICE AGREEMENT
BETWEEN
STATE STREET BANK and TRUST COMPANY
AND
STATE STREET NAVIGATOR SECURITIES LENDING TRUST

This Amendment No. 2 to Transfer Agency and Service Agreement is dated as of May 26, 2010, by and between State Street Navigator Securities Lending Trust, a Massachusetts business trust (the “Investment Company”), and State Street Bank and Trust Company, a Massachusetts trust company (the “Transfer Agent”).

WHEREAS, the Investment Company and the Transfer Agent have entered into a Transfer Agency and Service Agreement dated as of March 4, 1996 (the “Agreement”); and

WHEREAS, the Investment Company and the Transfer Agent now desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained in the Agreement and other consideration, the receipt and sufficiency of which is hereby acknowledged, the Investment Company and the Transfer Agent hereby agree to amend the Agreement as follows:

1.
Pursuant to Section 10 of the Agreement, the Investment Company hereby notifies the Transfer Agent that it has terminated a series of shares known as the PSF Portfolio and the Transfer Agent hereby agrees that the PSF Portfolio shall be removed from the Agreement.

2.	All other terms and conditions of the Agreement remain in full force and effect except as they may be modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

Attest:		STATE STREET NAVIGATOR SECURITIES LENDING TRUST

By:	/s/ Kristin E. Small
		By:	/s/ Nancy L. Conlin
		Name:	Nancy L. Conlin
		Title:	Secretary

STATE STREET BANK and TRUST COMPANY

		By:	/s/ Joshua E. Lovell
		Name:	Joshua E. Lovell
		Title:	Senior Vice President